Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	Mike Freeman
	Senior Vice President and	Executive Director, Investor Relations and
	Chief Financial Officer	Corporate Communications
	919-862-1000	919-862-1000

FDA GRANTS MARKETING APPROVAL FOR

XIFAXAN™ (RIFAXIMIN)

— First Nonsystemic, Gastrointestinal Selective Antibiotic —

RALEIGH, NC, May 26, 2004 - Salix Pharmaceuticals, Ltd. (Nasdaq:SLXP) today announced that the U.S. Food and Drug Administration (FDA) has granted marketing approval for XIFAXAN™ (rifaximin) tablets 200 mg for the treatment of travelers’ diarrhea caused by noninvasive strains of E. coli in patients 12 years of age and older. XIFAXAN is a nonsystemic (less than 0.4% of the drug absorbed into the bloodstream), gastrointestinal-selective, oral antibiotic.

“We are pleased to announce the approval of XIFAXAN,” stated Carolyn Logan, President and Chief Executive Officer. “We have been working diligently in preparation for this event and look forward to the launch of XIFAXAN with great anticipation. We are positioned to leverage our established presence in the marketplace as our 100-member sales and marketing team launches XIFAXAN. Clearly, XIFAXAN’s approval should serve as a key driver toward Salix’s goal of profitability for 2004.”

Commenting on XIFAXAN, Dr. Art Kamm, Senior Vice President, Research and Development and Chief Development Officer, stated, “XIFAXAN represents a significant new addition to anti-microbial therapy for the treatment of travelers’ diarrhea. In clinical trials, XIFAXAN was shown to be effective in shortening the duration of diarrhea for the most common cause of this disease, noninvasive strains of E. coli. Unlike systemically absorbed anti-infective agents, XIFAXAN’s beneficial effect was achieved with minimal systemic absorption thus reducing the potential for development of systemic antimicrobial resistance and other systemic concerns such as drug-drug interactions. Additionally, XIFAXAN’s tolerability profile was comparable to that observed with placebo.”

“Travelers’ diarrhea represents a significant risk to U.S. citizens traveling to foreign countries, and can affect as many as fifty percent of travelers depending upon their destination. Currently, systemic antibiotics are commonly prescribed to treat travelers’ diarrhea. Systemic antibiotic therapy, unfortunately, can be associated with limitations such as the development of bacterial resistance outside the gastrointestinal tract and decreased tolerability. In light of this fact, practitioners are encouraged by the observation that nonabsorbed antibiotics, like XIFAXAN, demonstrate potential to overcome the limitations associated with systemic antibiotic therapy,” stated Dr. Herbert L. DuPont, Director of the Center for Infectious Disease at the Houston School of Public Health and the Chief of Internal Medicine at St. Luke’s Episcopal Hospital. “XIFAXAN offers physicians an alternative that is not only an appropriate and effective antibiotic for the most common cause of travelers’ diarrhea, but also is a much-needed option that will help preserve the efficacy of systemic antibiotics for the treatment of systemic infections.”

XIFAXAN currently is expected to be available to physicians and patients in August. Salix is evaluating XIFAXAN’s potential for the treatment of other gastrointestinal related diseases.

Salix licensed rifaximin from Alfa Wassermann S.p.A. More than 500 million tablets of rifaximin have been sold/distributed in Italy since its approval in 1987. Currently, rifaximin is approved in 17 countries worldwide.

XIFAXAN (rifaximin) tablets are indicated for the treatment of patients (≥12 years of age) with travelers’ diarrhea caused by noninvasive strains of Escherichia coli. XIFAXAN should not be used in patients with diarrhea complicated by fever or blood in the stool or diarrhea due to pathogens other than Escherichia coli. XIFAXAN should be discontinued if diarrhea symptoms get worse or persist more than 24-48 hours and alternative antibiotic therapy should be considered.

In clinical trials, XIFAXAN was generally well tolerated. The most common side effects (vs. placebo) were flatulence 11.3% (vs. 19.7%), headache 9.7% (vs. 9.2%), abdominal pain 7.2% (vs. 10.1%) and rectal tenesmus 7.2% (vs. 8.8%).

For full prescribing information on XIFAXAN tablets and other Salix products, please visit www.salix.com.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s 100-member gastroenterology specialty sales and marketing team. Salix markets COLAZAL®, AZASAN®, and now XIFAXAN™. A granulated mesalamine product also is under development. Salix trades on the Nasdaq National Market under the ticker symbol “SLXP.”

Quick Resources for the Media

For additional information please contact the Company at 919-862-1000 or visit our web site at www.salix.com. Information on our web site is not incorporated in our SEC filings.

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risks of regulatory review and clinical trials, our reliance on our first few products including specifically COLAZAL and XIFAXAN, market acceptance for products, intellectual property risks, management of rapid growth, and the need to acquire additional products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.

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